Exhibit 99.1

Nemaura Medical Provides Update on Nasdaq Compliance Status and Process

LOUGHBOROUGH, Sept. 14, 2023 (GLOBE NEWSWIRE) -- Nemaura Medical, Inc.(Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercialising non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today provided an update regarding the status of its compliance with Nasdaq continued listed standards and anticipated next steps to maintain its listing on The Nasdaq Capital Market.

As previously disclosed by the Company, the Nasdaq Listing Qualifications Staff (the “Staff”) notified the Company by letters dated April 3, 2023, and April 7, 2023, that the Company no longer satisfied the minimum market value of listed securities and bid price requirements for continued listing on The Nasdaq Capital Market and, accordingly, granted the Company 180-day grace periods to regain compliance with those requirements, through October 2, 2023, and October 3, 2023, respectively.

The Company currently does not expect to regain compliance with the above-referenced Nasdaq listing criteria prior to the expiration of the applicable grace periods and, as such, anticipates receipt of a delisting determination from the Staff promptly following the expiration of the grace periods. Importantly, however, upon receipt of such determination, the Company may request a hearing before a Nasdaq Hearings Panel (the “Panel”) to address the listing deficiencies, which request will stay any suspension or delisting action by Nasdaq at least until a hearing is held and any extension that may be granted by the Panel to the Company following the hearing has expired. In that regard, pursuant to the Nasdaq Listing Rules, the Panel has the discretion to grant the Company an additional extension period not to exceed 180 calendar days from the date of the forthcoming delist determination. The Company plans to timely request such hearing and is considering all options available to it to regain compliance and maintain its listing on The Nasdaq Capital Market.

Dr Faz Chowdhury, the Company’s Chief Executive Officer, commented, “We are hopeful that there will be a positive outcome from a hearing before the Panel. In the meantime, we continue to focus on our business, including a planned product launch in Saudi Arabia following the SFDA (Saudi Arabia Food and Drug Authority) approval, and the expected commercial deployment of our consumer health offering following encouraging results from our trials with the UK NHS (National Health Service).”

Notwithstanding the foregoing, there can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately be able to regain and thereafter sustain compliance with all applicable continued listing requirements for The Nasdaq Capital Market.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising non-invasive wearable diagnostic devices. The Company is currently also commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. Food and Drug Administration (the “FDA”). proBEAT™ combines non-invasive glucose data processed using artificial intelligence as part of a lifestyle program that is being refined for commercial launch.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura’s and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the Company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, as the same may be amended from time to time. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations:

IR@NemauraMedical.Com